Exhibit 99

MDU Resources Announces Potential Holding Company Reorganization

BISMARCK, N.D. - Nov. 21, 2017 - MDU Resources Group, Inc. (NYSE: MDU) announced today that its Board of Directors has directed senior management to explore reorganization to a holding company structure. The purpose of a potential reorganization would be to make Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., which today are divisions of MDU Resources, into subsidiaries of the holding company, just as MDU Resources’ other operating companies are wholly owned subsidiaries.

“We will explore reorganizing the structure of our company for the purpose of simplifying it. If we proceed, all our operating companies would be subsidiaries of the MDU Resources Group holding company,” said David L. Goodin, president and CEO of MDU Resources. “We expect a reorganization would make it easier to transact business in a number of areas, including regulatory matters, risk management and debt financing.”

MDU Resources will submit regulatory filings in 2018 in required jurisdictions. If MDU Resources proceeds with the reorganization, and subject to regulatory and other approvals, the company expects the transition to be effective Jan. 1, 2019.

As part of the reorganization, and as required by law, each outstanding share of company common stock would be converted automatically on a one-for-one basis into a share of common stock of the new holding company. The stock would continue to trade on the New York Stock Exchange under the symbol MDU, as it has since 1948.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Media: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755